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EXHIBIT 99.2

News Release

BROOKE CORPORATION ANNOUNCES FRANCHISE RANKING

        OVERLAND PARK, KS—Brooke Corporation (OTC Bulletin Board: BOKE) December 30, 2002—Shawn Lowry, National President of Brooke Franchise Corporation, announces that Entrepreneur Magazine has ranked the Brooke franchise program as 103rd in the nation. Lowry noted that Entrepreneur Magazine ranks the top 500 franchises in the country each year and that Brooke's ranking jumped to 103rd in 2002 from 278th in 2001.

        Lowry stated that "It is great to be recognized by a national publication like Entrepreneur Magazine, but the credit for our success belongs to our franchise agents. Primarily as a result of rapid growth, we've experienced some growing pains, but our franchise agents have been supportive and committed to the franchise way of selling insurance and financial services."

        About our Company… Most of Brooke Franchise Corporation's revenues are currently derived from commissions on the sale of insurance policies distributed by franchise agents specializing in property and casualty insurance. Brooke Franchise Corporation has recently expanded its franchise program to include specialists in securities brokerage and lending, because it believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others. To compliment its franchise program, affiliated companies of Brooke Franchise Corporation offer ownership facilitator services such as lending and consulting. Brokerage services, which include the sale of insurance and financial services on a wholesale basis, are also offered to franchise agents and others through separate companies.

        Contact… Renee Lamprecht, lampr@brookecorp.com or (913) 661-0123

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  EXHIBIT 99.2